Exhibit 10.1

SOFTWARE-AS-A-SERVICE SUBSCRIPTION AGREEMENT

Between Cashlin and Titanis Tech LLC

This Software-as-a-Service Subscription Agreement (the “Agreement”) is between Cashlin, a Wyoming corporation (“Provider” or “Cashlin”), and the Customer identified below, and is effective as of the date of the last party to sign. Services commence on the Commencement Date below.

Provider	Cashlin, a Wyoming corporation
Customer	Titanis Tech LLC, a Delaware limited liability company 16192 Coastal Highway, Lewes, Delaware 19958, USA Email: contact@titanistech.com
Service	Subscription access to the Cashlin Platform (hosted SaaS), with guided onboarding and email support
Commencement Date	June 15, 2026
Subscription Term	Twelve (12) months, ending June 14, 2027 — no automatic renewal
Annual fee / discount	US$12,500.00 annual fee, less 20% founding discount (US$2,500.00)
Net annual fee	US$10,000.00
Payment	Twelve (12) monthly installments of US$833.33, due on the 15th of each month beginning June 15, 2026
Governing law	State of Wyoming, USA

1. Access and Use. Provider grants Customer a non-exclusive, non-transferable, non-sublicensable right to access the hosted Platform during the Term for its internal business purposes. Provider connects to Customer’s e-commerce, subscription, payment, banking and logistics systems on a read-only basis to operate the Platform. No copy of the software is delivered.

2. Onboarding and Support. Provider will conduct a guided onboarding (expected to take approximately two to three weeks) and will provide email support using commercially reasonable efforts to respond within one business day. The Platform’s outputs depend on the availability and accuracy of Customer Data and Customer systems; no uptime is guaranteed.

3. Term; No Automatic Renewal. The Agreement runs for the Subscription Term and does not renew automatically. Unless the parties agree in writing to renew before expiration, the Agreement and Customer’s access end at the conclusion of the Term. Any renewal is on the terms and at the fees then offered by Provider, which may differ from those here.

4. Fees; Payment; Taxes. The net fee is payable in the monthly installments stated above (the final installment adjusted so the aggregate equals US$10,000.00); if the Agreement is signed after an installment date, elapsed installments are due on execution. Fees are non-refundable except as stated and are exclusive of taxes (Customer is responsible for all taxes other than Provider’s net-income taxes). Undisputed overdue amounts accrue interest at the lower of 1% per month or the legal maximum.

5. Customer Data; Privacy and Data Protection. As between the parties, Customer owns the Customer Data (data drawn from its connected systems) and grants Provider a limited right to process it solely to provide the Platform. Each party complies with applicable data-protection law, including the EU GDPR where personal data of EEA data subjects is processed; the parties will enter a data processing addendum on request; and Provider maintains commercially reasonable security.

6. Intellectual Property. Provider and its licensors retain all right, title and interest in the Platform and related intellectual property; Customer receives only the access rights expressly granted. Provider may use any feedback without restriction or obligation.

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7. Warranty; Nature of the Service; Disclaimers. Provider warrants the Platform will perform in material conformity with its documentation, and Customer’s sole remedy for breach is Provider’s commercially reasonable correction. The Platform provides decision-support information only; it is not financial, investment, accounting, tax or legal advice and is not a financing product, and Customer is solely responsible for its own business, inventory and financial decisions. Customer acknowledges the Platform is in an early stage of commercial availability. Except for the express warranty, the Platform is provided “AS IS,” and all other warranties (including merchantability, fitness for a particular purpose, non-infringement, and accuracy of outputs) are disclaimed.

8. Limitation of Liability. To the maximum extent permitted by law, neither party is liable for indirect, incidental, special, consequential or punitive damages or for lost profits. Except for Customer’s payment obligations and each party’s confidentiality and data-protection obligations, each party’s total aggregate liability will not exceed the amounts paid or payable by Customer in the twelve months preceding the claim.

9. Confidentiality. Each party will use the other’s confidential information only to perform this Agreement and will protect it with at least reasonable care.

10.   Termination. Either party may terminate for the other’s material breach uncured within thirty (30) days after written notice. On expiration or termination, Customer’s access ends; if Provider is in uncured breach, Customer is refunded any prepaid fees for the terminated period. Provisions on accrued fees, data, intellectual property, confidentiality, warranty disclaimers, liability and governing law survive.

11.           Governing Law; General. This Agreement is governed by Wyoming law, and the state and federal courts located in Wyoming have exclusive jurisdiction. This Agreement (with the Key Terms) is the entire agreement, supersedes prior understandings, may be amended only in a writing signed by both parties, may not be assigned without the other party’s consent (except to a successor in a merger or sale of substantially all assets), and may be executed in counterparts and by electronic signature. Notices go to the addresses above (Provider: 3765 S St Andrews Pl, Los Angeles, CA 90018; admin@cashlin.io).

Signatures

CASHLIN	TITANIS TECH LLC

/s/ Daniel Hartmann	/s/ Amber Crawley
Daniel Hartmann	Amber Crawley
Title: Chief Executive Officer & President	Title: Chief Executive Officer
Date: June 15, 2026	Date: June 15, 2026

Draft prepared for review and execution by the parties and their advisors; not legal advice. Customer’s legal form and jurisdiction are based on information provided and should be confirmed against formation records before signing; cross-border, tax and data-protection terms warrant review by counsel. Signature lines are left blank for execution through the parties’ chosen signing method; this document does not embed or simulate any signature. A fuller long-form version of this Agreement is available.

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